PRO FORMA FINANCIAL INFORMATION FOR YEAR ENDED DECEMBER 31, 2006
Exhibit 99.2
Unaudited Pro Forma Consolidated Condensed Financial Information
On September 14, 2007, Terra Industries Inc. (Terra) closed the formation of GrowHow UK Limited, a joint venture between Terra and Kemira GrowHow Oyj (Kemira GrowHow). Pursuant to the joint venture agreement, Terra contributed its United Kingdom subsidiary (Terra Nitrogen (UK) Limited) to the joint venture for a 50% interest in GrowHow UK Limited, and Kemira GrowHow contributed its Kemira GrowHow UK Limited subsidiary for the remaining 50% interest. Terra will account for its investment in GrowHow UK Limited as an equity method investment.
The following unaudited pro forma consolidated condensed financial information reflects Terra’s contribution to the joint venture and the retention of Terra’s 50% equity method investment in the joint venture. The unaudited pro forma financial information does not give effect to Kemira GrowHow’s contribution to the joint venture, or Terra’s 50% of equity earnings from the joint venture because (i) the historical financial statements for the assets contributed to the joint venture by Kemira GrowHow, and consequently the pro forma financial information reflecting such contributed assets, are not yet available and (ii) the joint venture is completing preliminary fair value allocations of its assets and liabilities. Terra will provide additional unaudited pro forma financial information when it becomes available and these fair value allocations have been completed, as provided for by applicable Securities and Exchange Commission regulations. Had Terra contributed these assets at December 31, 2006, Terra would have recorded an equity method investment in GrowHow UK Limited of approximately $288 million. It also does not give effect to any potential fair value adjustments of assets and liabilities contributed by Terra that may be required upon final valuation of the assets, or to any potential costs or savings or other changes that may occur from the transaction and operation of the joint venture. The unaudited pro forma consolidated condensed financial information should be read in conjunction with the audited financial statements of Terra filed on Form 10-K and the unaudited financial statements filed on Form 10-Q.
The unaudited pro forma financial information and accompanying notes are based upon preliminary estimates and assumptions that the management of Terra believes are reasonable and appropriate, however these assumptions may be revised at a later date. The unaudited pro forma consolidated condensed financial information is presented for illustrative purposes only and does not purport to be indicative of the assets, liabilities or operating results that would have actually occurred if the joint venture had been in effect on the date indicated, nor is it necessarily indicative of future operating results of Terra or the joint venture.

Terra Industries Inc.
Unaudited Pro Forma Consolidated Condensed Balance Sheet
for the Twelve Months Ended December 31, 2006
(in thousands)

	Terra Industries Inc.	Unaudited	Pro-Forma
	consolidated	Terra Nitrogen	Terra Industries Inc.
	as reported	UK Ltd	consolidated

ASSETS
Cash	$179,017	$(2,356)	$176,661
Accounts receivable, net	198,791	(74,572)	124,219
Inventories	211,017	(72,155)	138,862
Other current assets	31,680	(7,507)	24,173

Total current assets	620,505	(156,590)	463,915

Property, plant and equipment, net	720,897	(223,214)	497,683
Equity investments (Note A)	164,099	288,257	452,356
Other assets	67,212	(15,361)	51,851

Total assets	$1,572,713	$(106,908)	$1,465,805

LIABILITIES
Accounts payable	$156,493	$(52,061)	$104,432
Customer prepayments	77,091	¯	77,091
Other current liabilities	75,863	(11,689)	64,174

Total current liabilities	309,447	(63,750)	245,697

Long-term debt and capital lease obligations	331,300	¯	331,300
Pension liabilities	134,444	(67,266)	67,178
Other liabilities	104,039	(19,164)	84,875
Minority interest	94,687	¯	94,687

Total liabilities and minority interest	973,917	(150,180)	823,737

Total preferred stock and stockholders’ equity	598,796	43,272	642,068

Total liabilities and stockholders’ equity	$1,572,713	$(106,908)	$1,465,805

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.
Unaudited Pro Forma Consolidated Condensed Statement of Operations
for the Twelve Months Ended December 31, 2006
(in thousands)

	Terra Industries Inc.	Unaudited	Pro-Forma
	consolidated	Terra Nitrogen	Terra Industries Inc.
	as reported	UK Ltd	consolidated

REVENUES
Product revenues	$1,828,714	$374,826	$1,453,888
Other revenues	8,008	¯	8,008

Total revenues	1,836,722	374,826	1,461,896

COSTS AND EXPENSES
Cost of sales	1,732,222	368,522	1,363,700
Selling, general and administrative expense	55,233	9,518	45,715
Equity in loss (earnings) of unconsolidated affiliates	(17,013)	¯	(17,013)

Total cost and expenses	1,770,442	378,040	1,392,402

Income (loss) from operations	66,280	(3,214)	69,494
Interest income	6,457	3,021	3,436
Interest expense	(47,991)	¯	(47,991)

Income (loss) before income taxes and minority interest	24,746	(193)	24,939

Income taxes (provision) benefit	(9,247)	1,787	(11,034)
Minority interest	(11,286)	¯	(11,286)

Net income	4,213	1,594	2,619

Preferred share dividends	(5,100)	¯	(5,100)

Net loss available to common shareholders	$(887)	$1,594	$(2,481)

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Nitrogen UK
Unaudited Quarterly Statements of Operations
for the Year Ended December 31, 2006
(in thousands)

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	Total
REVENUES
Total revenues	$75,233	$101,140	$113,949	$84,504	$374,826

COSTS AND EXPENSES
Cost of sales	81,921	104,286	109,084	73,231	368,522
Selling, general and administrative expense	2,180	2,345	2,311	2,682	9,518

Total costs and expenses	84,101	106,631	111,395	75,913	378,040

Income (loss) from operations	(8,868)	(5,491)	2,554	8,591	(3,214)
Interest income	633	853	793	742	3,021

Income (loss) before income taxes	(8,235)	(4,638)	3,347	9,333	(193)

Income taxes benefit (expense)	3,004	2,148	(343)	(3,022)	1,787

Net income (loss)	$(5,231)	$(2,490)	$3,004	$6,311	$1,594

SUPPLEMENTAL INFORMATION

Capital expenditures	$(913)	$(1,530)	$(840)	$(3,185)	$(6,468)
Turnaround expenditures	(6,186)	(2,964)	(136)	(829)	(10,115)

Total	$(7,099)	$(4,494)	$(976)	$(4,014)	$(16,583)

Depreciation and amortization	$7,139	$7,307	$7,415	$7,676	$29,537

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.
Notes to Unaudited Pro Forma Adjustments
A.	Terra contributed its Terra Nitrogen (UK) Limited assets and operations for a 50% interest in GrowHow UK Limited. Had Terra contributed these assets and operations at December 31, 2006, Terra would have recorded an equity method investment in GrowHow UK Limited of approximately $288 million.

B.	The following table presents the sales volumes and sales prices associated with the Terra Nitrogen UK Limited manufacturing facilities for the year ended December 31, 2006:

Unaudited
Terra Nitrogen	Quarter ended	Quarter ended	Quarter ended	Quarter ended
UK Ltd	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
(quantities in thousands of tons)

Sales Volumes
Ammonia	63	63	63	80
Ammonium Nitrate	79	180	218	84

Sales Prices
Ammonia	$342	$338	$305	$308
Ammonium Nitrate	222	230	236	244